Exhibit 99(a)

                   SUMMARIZED PRO FORMA FINANCIAL INFORMATION
                  RELATED TO THE FORMATION OF A HOLDING COMPANY


                                                                                                     Pro Forma
                                                                                      ---------------------------------------
                                                    BGE                                                         Constellation
                                                Consolidated            Pro Forma                BGE            Energy Group
                                                  Historical          Adjustments(1)         Consolidated(1)    Consolidated
                                           ----------------------------------------------------------------------------------------
                                                                (In Millions, Except Per Share Amounts)
BALANCE SHEETS -- AS OF
     MARCH 31, 1999 (Unaudited)

ASSETS
      Current assets                             $ 1,348.0               $ (698.7)              $ 649.3           $ 1,348.0
      Investments and other assets                 1,707.4               (1,335.7)                371.7             1,707.4
      Net utility plant                            5,640.0                      -               5,640.0             5,640.0
      Deferred charges                               588.2                   (7.4)                580.8               588.2
                                           ----------------     ------------------    ------------------    ----------------

TOTAL ASSETS                                     $ 9,283.6             $ (2,041.8)            $ 7,241.8           $ 9,283.6
                                           ================     ==================    ==================    ================

LIABILITIES AND CAPITALIZATION
      Current liabilities                        $ 1,212.9               $ (499.6)              $ 713.3           $ 1,212.9
      Deferred credits and other liabilities       1,739.0                 (290.3)              1,448.7             1,739.0

    Capitalization
      Long-term debt                               3,135.9                 (627.3)              2,508.6             3,135.9
      Preference stock not subject to
           mandatory redemption                      190.0                      -                 190.0               190.0
      Common Shareholders' Equity                  3,005.8                 (624.6)              2,381.2             3,005.8
                                           ----------------     ------------------    ------------------    ----------------

TOTAL CAPITALIZATION                               6,331.7               (1,251.9)              5,079.8             6,331.7
                                           ----------------     ------------------    ------------------    ----------------

TOTAL LIABILITIES AND
     CAPITALIZATION                              $ 9,283.6             $ (2,041.8)            $ 7,241.8           $ 9,283.6
                                           ================     ==================    ==================    ================

STATEMENTS OF INCOME --
     THREE MONTHS ENDED
     MARCH 31, 1999 (Unaudited)

      Total revenues                               $ 932.3               $ (223.4)              $ 708.9             $ 932.3
      Total expenses other than interest
           and income taxes                          734.2                 (180.6)                553.6               734.2
                                           ----------------     ------------------    ------------------    ----------------

    Income from operations                           198.1                  (42.8)                155.3               198.1
      Other income (expense)                          (0.8)                   4.1                   3.3                (0.8)
      Net interest expense                            61.2                  (13.6)                 47.6                61.2
      Preference stock dividends of BGE                  -                      -                     -                 3.4  (2)
                                           ----------------     ------------------    ------------------    ----------------

    Income before income taxes                       136.1                  (25.1)                111.0               132.7
      Income taxes                                    49.9                  (10.0)                 39.9                49.9
                                           ----------------     ------------------    ------------------    ----------------

    Net income                                        86.2                $ (15.1)               $ 71.1                82.8
                                                                ==================    ==================

    Preference stock dividends                         3.4                                        $ 3.4  (2)              -
                                           ----------------                           ==================    ----------------

    Earnings applicable to common stock             $ 82.8                                                           $ 82.8
                                           ================                                                 ================

    Earnings per common share                       $ 0.55                                                           $ 0.55
                                           ================                                                 ================

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(1)   Reflects  the  transfer  of  Constellation   Enterprises,   Inc.  and  its
      subsidiaries  from BGE to  Constellation  Energy  in  connection  with the formation of the holding company.

(2) Reflects dividends associated with BGE preference stock as a charge against retained earnings for BGE and as a charge against net income for Constellation Energy.